Exhibit 99.1

Zillow Group Announces Stock Dividend, Creation of Class C Shares

SEATTLE, July 21 , 2015 – Zillow® Group (NASDAQ: Z), which houses a portfolio of the largest and most vibrant real estate and home-related brands on mobile and Web, today announced its Board of Directors has unanimously approved a stock dividend of non-voting Class C capital stock.

On August 14, 2015, all shareholders of record of Zillow Group’s Class A and Class B common stock as of 5:00 p.m. E.D.T. on July 31, 2015, the record date of the dividend, will receive a dividend of two shares of Class C capital stock for each share of Class A and Class B common stock held by them as of the record date.

The issuance of Class C capital stock is an extension of Zillow Group’s dual-class structure, whereby Zillow Group’s co-founders Rich Barton and Lloyd Frink hold Class B shares. The Class C dividend enables the company to continue its focus on long-term growth and innovation, while maintaining the flexibility to issue additional stock for strategic business decisions and to retain and attract the best employees.

“Our Board approved this stock split to ensure we can continue to make the best decisions for the company’s long-term growth,” said Spencer Rascoff, CEO of Zillow Group. “Our Board, management, and the shareholders who have chosen to invest in Zillow, view the company in terms of decades, not quarters or years. And we are in the very early days of a massive opportunity in front of us.”

Application to the Nasdaq Stock Market has been made to list the Class C capital stock. Following the issuance date of the dividend, Zillow Group expects the Class C capital stock will trade under the ticker symbol “Z” and the Class A common stock will trade under the ticker symbol “ZG”.

Additional Details on Stock Dividend

The shareholders of Zillow, Inc. and the stockholders of Trulia, Inc., on December 18, 2014, approved the authorization of the Class C capital stock in Zillow Group’s amended and restated articles of incorporation. The Class C capital stock is a non-voting class of capital stock that shares equally with the Class A common stock and Class B common stock with respect to all economic benefits.

The board of directors approved the dividend in order to create a liquid trading market in the Class C capital stock. Issuance of the Class C capital stock dividend is intended to provide Zillow Group with the flexibility to use the Class C capital stock for a variety of purposes, including to contribute to equity incentive plans used to attract new talent and retain and motivate employees, raise equity capital and make strategic acquisitions, without diluting the relative voting interests of holders of Zillow Group’s Class A common stock and Class B common stock. Additional details regarding the Class C capital stock were outlined in the joint proxy statement/prospectus included in Zillow Group’s registration statement on Form S-4, as amended, filed with the Securities and Exchange Commission in connection with Zillow’s acquisition of Trulia and declared effective by the SEC on November 17, 2014.

In connection with declaring the dividend, the board of directors, on the recommendation of the special committee, required that the company’s founders, Richard Barton, the Executive Chairman of Zillow Group and Lloyd Frink, the Vice Chairman of Zillow Group, enter into transfer restriction agreements and non-competition agreement amendments. Beginning on the date on which they no longer serve on the Zillow Group board of directors, the agreements will require Mr. Barton, Mr. Frink and their affiliates to transfer at least one share of Class B common stock for each two shares of Class C capital stock transferred. The agreements also extend the duration of Messrs. Barton’s and Frink’s existing non-competition obligations from one to three years following termination of service with Zillow Group or any of its subsidiaries. The special committee engaged Guggenheim Securities, as its financial advisor to assist in the evaluation of a dividend of Class C capital stock from a financial and capital markets perspective.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding our planned dividend of shares of Class C capital stock. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” or similar expressions constitute forward-looking statements. Differences in actual events from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. Factors that may contribute to such differences include, among others, the timing of the dividend. For more information about potential factors that could affect the planned dividend of shares of Class C capital stock, please review the “Risk Factors” described in Zillow Group, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 filed with the Securities and Exchange Commission, or SEC, and in Zillow Group’s other filings with the SEC. Except as may be required by law, Zillow Group does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

About Zillow Group

Zillow Group (Nasdaq:Z) houses a portfolio of the largest real estate and home-related brands on mobile and Web. The company’s brands focus on all stages of the home lifecycle: renting, buying, selling, financing and home improvement. Zillow Group is committed to empowering consumers with unparalleled data, inspiration and knowledge around homes, and connecting them with the right local professionals to help. The Zillow Group portfolio of consumer brands includes real estate and rental marketplaces Zillow®, Trulia®, StreetEasy® and HotPads®. In addition, Zillow Group works with tens of thousands of real estate agents, lenders and rental professionals, helping maximize business opportunities and connect to millions of consumers. The company operates a number of business brands for real estate, rental and mortgage professionals, including Postlets®, Mortech®, Diverse Solutions®, Market Leader® and Retsly™. The company is headquartered in Seattle.

Please visit http://investors.zillowgroup.com, www.zillowgroup.com/ir-blog, and www.twitter.com/zillowgroup, where Zillow Group discloses information about the company, its financial information, and its business which may be deemed material.

The Zillow Group logo is available at http://zillowgroup.mediaroom.com/logos-photos.

Zillow, Postlets, Mortech, Diverse Solutions, StreetEasy, and HotPads are registered trademarks of Zillow, Inc. Retsly is a trademark of Zillow, Inc. Trulia is a registered trademark of Trulia, Inc. Market Leader is a registered trademark of Market Leader, Inc.

CONTACT:

Raymond Jones

Investor Relations

206-470-7137

ir@zillow.com

Jill Simmons

Public Relations

206-757-2785

press@zillow.com